Exhibit 99.1

            K-Swiss Reports Record Second Quarter Results

    WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--July 28, 2005--K-Swiss Inc. (NASDAQ/NM:KSWS) today announced results for the second quarter ended June 30, 2005.

    Financial Highlights

    Net earnings and net earnings per diluted share for the second quarter of 2005 increased 27.1% and 34.3%, respectively, to $16,765,000, or $0.47 per diluted share, compared with $13,188,000, or $0.35 per diluted share, in the prior-year period. Net earnings and net earnings per diluted share for the six months ended June 30, 2005, increased 22.0% and 28.0%, respectively, to $42,629,000, or $1.19 per diluted share, compared with $34,956,000, or $0.93 per diluted share, at June 30, 2004.
    For the second quarter of 2005, total worldwide revenues increased 17.2% to $126,474,000 compared with $107,904,000 in the prior-year period. Domestic revenues increased 7.5% to $95,099,000 in the second quarter, and international revenues increased 61.7% to $31,375,000. Total worldwide revenues for the first six months of 2005 increased 7.6% to $279,617,000 compared with $259,924,000 in the first six months of 2004. Domestic revenues decreased 2.5% to $212,691,000 in the first half of 2005, while international revenues increased 59.9% to $66,926,000.

    Futures Orders

    Worldwide futures orders with start ship dates from July through December increased 12.3% to $185,181,000 at June 30, 2005, compared with $164,956,000 at June 30, 2004. Domestic futures orders increased 1.9% to $137,464,000 at June 30, 2005, from $134,858,000 at June 30,
2004. International futures orders increased 58.5% to $47,717,000 at June 30, 2005, from $30,098,000 the previous year.

    Stock Repurchase Program

    The Company purchased approximately 381,000 shares of Class A Common Stock during the second quarter of 2005 for a total expenditure of approximately $12,205,000 as part of its stock repurchase program. At June 30, 2005, there remains authorization to repurchase approximately 4,208,000 shares under the Company's existing stock repurchase program. Since August 1996, K-Swiss has purchased a total of 25.2 million shares of Class A Common Stock for a total expenditure of $160.3 million.
    K-Swiss also issued guidance for the third quarter of 2005 and full year 2005. The Company expects revenues for the third quarter of 2005 to be approximately $133 to $138 million and earnings per diluted share to be in the range of $0.42 to $0.47. The Company expects full year revenues to be approximately $500 to $515 million and expects to report full year earnings per diluted share of approximately $1.85 to $1.95.
    The Company's estimates for the third quarter of 2005 and full year 2005 reflect the continued investments in marketing, sales and product development for the Royal Elastics brand as well as the expansion of European operations. They are based upon the following assumptions: gross margins will be between 45% and 46%; SG&A will not rise above $39 million for the quarter (the majority of the year-over-year increase in SG&A is marketing related) and $136 million for the year; customer order cancellations will be moderate; and the Company's growth initiatives with respect to Royal Elastics will not exceed a net loss of $0.07 to $0.08 per share for the year.
    Steven Nichols, Chairman of the Board and President, stated, "The highlights for this quarter were continued strong international operations, particularly in Europe, and better-than-expected domestic at-once sales. We are also on schedule for the launch of L.A.M.B. footwear this month in high-end boutiques and better department stores and have sustained momentum in our Classics with important domestic and international customers. While we are pleased with the record second quarter results, the magnitude of the year-over-year increase was enhanced by the easier comparison due to the implementation of our direct delivery shipping program to customers in the second quarter of 2004 that moved about $10 million of sales from the second quarter to the third quarter of 2004. Conversely this situation makes the current third quarter comparison to the prior year more difficult."

    Investor Conference Call and Web Simulcast

    K-Swiss will conduct a conference call on its second quarter 2005 earnings release on July 28, 2005, at 10:00 a.m. EDT. The number to call for this interactive teleconference is (913) 981-5510. A replay of this conference call will be available until August 4, 2005, by dialing (719) 457-0820 and entering the passcode, 8187384.
    The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K-Swiss' quarterly conference call will be available online at www.streetevents.com and www.earnings.com on July 28, 2005, beginning at 10:00 a.m. EDT. The online replay will follow shortly after the call and continue through August 11, 2005.
    K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics brand. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear.

    Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's training shoe, new Limited Edition lines, and Royal Elastics brand, market acceptance of the Company's casual product in Europe, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended June 30, 2005, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.


           K-Swiss Inc. Consolidated Statements of Earnings
            (In thousands, except earnings per share data)

                              Three Months Ended     Six Months Ended
                                   June 30,              June 30,
                             -------------------   -------------------
                                 (Unaudited)           (Unaudited)
                               2005       2004       2005       2004
                             --------   --------   --------   --------
Revenues                     $126,474   $107,904   $279,617   $259,924
Cost of goods sold             67,648     58,151    148,808    140,405
                             --------   --------   --------   --------
  Gross profit                 58,826     49,753    130,809    119,519
Selling, general and
 administrative expenses       34,946     28,307     67,285     62,514
                             --------   --------   --------   --------
  Operating profit             23,880     21,446     63,524     57,005
Interest income, net              665        173      1,183        300
                             --------   --------   --------   --------
Earnings before income taxes   24,545     21,619     64,707     57,305
Income tax expense              7,780      8,431     22,078     22,349
                             --------   --------   --------   --------
  Net earnings                $16,765    $13,188    $42,629    $34,956
                             ========   ========   ========   ========
Basic earnings per share        $0.49      $0.38      $1.24      $0.99
                             ========   ========   ========   ========
Diluted earnings per share      $0.47      $0.35      $1.19      $0.93
                             ========   ========   ========   ========
Weighted average number of
 shares outstanding
  Basic                        34,096     35,005     34,315     35,190
  Diluted                      35,552     37,365     35,800     37,676


                 K-Swiss Inc. Condensed Balance Sheets
                            (In thousands)

                                                         June 30,
                                                     2005       2004
                                                   --------   --------
                                ASSETS                 (Unaudited)
CURRENT ASSETS
Cash and cash equivalents                          $134,577    $88,983
Accounts receivable, net                             78,783     73,253
Inventories                                          65,792     72,655
Prepaid expenses and other                            4,286      2,148
Deferred taxes                                        3,869      3,947
                                                   --------   --------
    Total current assets                            287,307    240,986
PROPERTY, PLANT AND EQUIPMENT, NET                    8,419      8,346
OTHER ASSETS
Intangible assets                                     4,700      5,746
Deferred taxes                                        5,331         --
Other                                                 5,630      4,996
                                                   --------   --------
                                                     15,661     10,742
                                                   --------   --------
                                                   $311,387   $260,074
                                                   ========   ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit                                 $3,750        $--
Trade accounts payable                               22,997     23,849
Accrued liabilities                                  23,938     19,286
                                                   --------   --------
    Total current liabilities                        50,685     43,135
OTHER LIABILITIES                                    15,108     14,146
DEFERRED TAXES                                           --      4,265
STOCKHOLDERS' EQUITY                                245,594    198,528
                                                   --------   --------
                                                   $311,387   $260,074
                                                   ========   ========

    CONTACT: K-Swiss Inc., Westlake Village
             George Powlick, 818-706-5100